PRESS RELEASE

Hold for Release Instructions
Financial Contact:  Patrick Davidson  (414) 343-8002
Media Contact:      Kathleen Lawler  (414) 343-4587


              HARLEY-DAVIDSON REPORTS RECORD THIRD QUARTER EARNINGS


         Milwaukee, Wis., October 15, 2003 -- Harley-Davidson, Inc. (NYSE: HDI) today announced record earnings for its third quarter ended September 28, 2003. Third quarter diluted earnings per share (EPS) were 62 cents, a 14.8 percent increase compared with last year's 54 cents. Revenue for the quarter was $1.134 billion, which compares to $1.135 billion in the year-ago quarter.
         "I am pleased to report that we delivered our third quarter shipment target for Harley-Davidson(R) motorcycles while starting up our new factory for Softail(R) motorcycles in York, Pennsylvania," said Jeffrey L. Bleustein, chairman and chief executive officer of Harley-Davidson, Inc. "Achieving total revenues that equaled last year's record third quarter performance was also a significant accomplishment since last year's quarter benefited from the extraordinary impact of the introduction of our 100th Anniversary products." Revenue growth in the third quarter of 2002 was 28.4 percent for motorcycles,
32.3 percent for Parts & Accessories (P&A) and 88.5 percent for General Merchandise. "During this year's third quarter, we also successfully began production of our new 2004 line of motorcycles, including a completely redesigned Sportster(R) family," said Bleustein.
         "Strong demand continued throughout the third quarter as our dealer network sold Harley-Davidson motorcycles in record numbers. Retail sales of Harley-Davidson motorcycles in the U.S. grew over 27 percent compared with last year's third quarter and resulted in a decline in dealer inventories of nearly 12,000 units during the quarter," added Bleustein.
         Continued strong demand for Harley-Davidson motorcycles and planned increases in production capacity support the Company's new 2003 target of 291,000 units and a 2004 target of 317,000 units. The 2004 target represents an
8.9 percent increase over the 2003 target.

Motorcycles and Related Products Segment - Third Quarter Results
----------------------------------------------------------------
         Third quarter revenue from Harley-Davidson motorcycles was $844.3 million, an increase of 1.4 percent over last year. Worldwide shipments of Harley-Davidson motorcycles in the third quarter totaled 67,458 units, in line with the Company's previously announced target of 67,500. This compares to last year's third quarter shipments of 67,474 motorcycles.
         Third quarter revenue from P&A, which consists of Genuine Motor Parts and Genuine Motor Accessories, totaled $207.8 million. This is a 4.3 percent increase, or $8.5 million more than the year-ago quarter.
         Third quarter revenue from General Merchandise, which consists of MotorClothes(TM) apparel and collectibles, totaled $60.5 million, down 27.2 percent over the same period last year.
         Both P&A and General Merchandise revenue benefited from strong sales of 100th Anniversary products in 2002. Excluding the $46 million of revenue from 100th Anniversary

      Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Text - page 1 products, the P&A growth rate is 15.8 percent and the General Merchandise growth rate is 3.5 percent over 2002's third quarter.
         For the longer term, the Company expects the growth rate for P&A revenues to be slightly higher than Harley-Davidson's motorcycle unit growth rate, and the General Merchandise growth rate is expected to be lower than the motorcycle unit growth rate.
         Third quarter gross margin improved from 34.9 percent of revenue in 2002 to 35.6 percent in 2003. Gross margin was impacted primarily by foreign currency exchange rates. Third quarter operating margin of 21.3 percent increased from 19.6 percent in 2002 . This increase was driven primarily by higher gross margin and the timing of operating expenses in 2002 and 2003.

Motorcycle Retail Data - Nine Month Results
-------------------------------------------
         Retail sales of Harley-Davidson motorcycles in the United States were up 12.9 percent for the period January through September 2003 when compared to the same period last year. Harley-Davidson retail sales in Europe and Japan were up 9.5 and 12.6 percent, respectively, when compared with 2002. Retail sales of Harley-Davidson motorcycles have outpaced the heavyweight motorcycle industry in the U.S., Europe and Japan as shown in the accompanying table.

Financial Services Segment
--------------------------
         Harley-Davidson Financial Services, Inc. (HDFS) reported third quarter operating income of $46.2 million, up 55.7 percent from $29.7 million in the year-ago quarter. The segment's performance was driven by continued strong marketplace acceptance of its finance and insurance products as well as a favorable interest rate environment.
         The Company's third quarter securitization of $475 million of motorcycle retail loans resulted in a gain of $22.2 million that compares to a securitization of $390 million and a gain of $17.0 million during the third quarter of 2002. The gain as a percentage of loans securitized increased from
4.36 percent in the third quarter of 2002 to 4.67 percent in the third quarter of 2003, as HDFS continued to benefit in this low interest rate environment.
         Annualized credit losses on a managed portfolio basis increased slightly in the first nine months of the year from 0.68 percent in 2002 to 0.73 percent in 2003.
         The Company is raising its expectation for HDFS's operating income for 2003 to be approximately 55 percent higher than in 2002. Over the long term, the Company expects the HDFS growth rate to be slightly higher than the Company's motorcycle unit growth rate.

Cash Flow - Nine Month Results
------------------------------
         Operations generated cash of $862.3 million. The Company invested $124.4 million in capital expenditures, declared dividends of $34.9 million and repurchased 750,000 shares valued at $30.6 million.

Harley-Davidson, Inc. - Nine Month Results
------------------------------------------
         For the nine month period, revenue totaled $3.466 billion, a 13.1 percent increase over the year-ago period. Diluted earnings per share were $1.90, an increase of 34.8 percent compared to the same period last year.
         Through the first nine months of this year, shipments of Harley-Davidson motorcycles were 214,091, an 8.3 percent increase over last year's 197,683. Harley-Davidson motorcycle revenue was $2.676 billion, a 14.3 percent increase over $2.341 billion in revenue in 2002. P&A revenue


      Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Text - page 2 totaled $571.8 million, a 14.5 percent increase over last year's $499.3 million. General Merchandise revenue totaled $160.7 million, a 9.1 percent decrease compared with $176.7 million during the same period in 2002.
         For the first nine months, HDFS operating income was $134.0 million, a $55.2 million increase over last year's first nine months.

Company Background
------------------
         Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company, the only major U.S.-based motorcycle manufacturer, produces heavyweight motorcycles and offers a complete line of motorcycle parts, accessories, apparel, and general merchandise. Buell Motorcycle Company produces sport and sport-touring motorcycles. Harley-Davidson Financial Services provides wholesale and retail financing and insurance programs to Harley-Davidson dealers and customers.

Forward-Looking Statements
--------------------------
         The Company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
         The Company's ability to meet the targets and expectations noted depends upon, among other factors, the Company's ability to (i) continue to realize production efficiencies at its production facilities through the implementation of innovative manufacturing techniques and other means, (ii) successfully implement production capacity increases in its facilities, (iii) successfully introduce new products and services, (iv) avoid unexpected P&A /general merchandise supplier backorders, (v) sell all of the Harley-Davidson motorcycles it plans to produce, (vi) continue to develop the capacity of its distributor and dealer network, (vii) avoid unexpected changes in the regulatory environment for its products, (viii) successfully adjust to foreign currency exchange rate fluctuations, (ix) successfully adjust to interest rate fluctuations, and (x) successfully manage changes in the credit quality of HDFS's loan portfolio.
         In addition, the Company could experience delays in the operation of manufacturing facilities as a result of work stoppages, difficulty with suppliers, natural causes, terrorism or other factors. Risk factors are also disclosed in documents previously filed by the Company with the Securities and Exchange Commission.

                                  TABLES FOLLOW


      Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Text - page 3

                              Harley-Davidson, Inc.
                   Condensed Consolidated Statements of Income
                    (In thousands, except per share amounts)

                                                                     (Unaudited)                     (Unaudited)
                                                                 Three Months Ended               Nine Months Ended
                                                               Sep 28,         Sep 29,         Sep 28,         Sep 29,
                                                                2003            2002            2003             2002
                                                                ----            ----            ----             ----

 Net revenue                                                 $ 1,133,641     $ 1,135,499     $ 3,466,204      $ 3,064,438
 Gross profit                                                    403,290         396,850       1,249,540        1,047,215
 Operating expenses                                              161,317         174,635         501,189          468,952
                                                              ----------      ----------      ----------       ----------
 Operating income from
  motorcycles & related products                                 241,973         222,215         748,351          578,263

 Financial services income                                        74,660          55,669         216,716          157,509
 Financial services expense                                       28,447          25,990          82,680           78,639
                                                              ----------      ----------      ----------       ----------
 Operating income from financial services                         46,213          29,679         134,036           78,870

 Corporate expenses                                                3,367           2,420          12,023            9,619
                                                              ----------      ----------      ----------       ----------
 Total operating income                                          284,819         249,474         870,364          647,514
 Interest income, net                                              5,640           4,894          17,985           11,555
 Other income (expense), net                                        (275)         (2,433)         (5,150)          (3,564)
                                                              ----------      ----------      ----------       ----------
 Income before provision for taxes                               290,184         251,935         883,199          655,505
 Provision for income taxes                                      100,112          86,918         304,701          226,149
                                                              ----------      ----------      ----------       ----------
 Net income                                                  $   190,072     $   165,017     $   578,498      $   429,356
                                                              ==========      ==========      ==========       =========

Earnings per common share:
  Basic                                                      $      0.63     $      0.55     $      1.91      $      1.42
  Diluted                                                    $      0.62     $      0.54     $      1.90      $      1.41

Weighted-average common shares:
  Basic                                                          302,313         302,109         302,280          302,264
  Diluted                                                        304,580         304,783         304,493          305,198


                        Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Financial Tables - page 1

                              Harley-Davidson, Inc.
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                              (Unaudited)                      (Unaudited)
                                                                Sep 28,         Dec 31,          Sep 29,
                                                                 2003            2002             2002
                                                                 ----            ----             ----

ASSETS
Current assets:
Cash and cash equivalents                                   $    942,021     $   280,928     $   642,099
Marketable securities                                            448,816         514,800         205,255
Accounts receivable, net                                         119,178         108,694         112,040
Finance receivables, net                                         814,837         855,771         813,596
Inventories                                                      210,925         218,156         212,870
Other current assets                                              80,309          88,237          88,009
                                                             -----------      ----------      ----------
Total current assets                                           2,616,086       2,066,586       2,073,869
Finance receivables, net                                         704,430         589,809         508,269
Other long-term assets                                         1,180,078       1,204,822       1,151,476
                                                             -----------      ----------      ---------

Total assets                                                $  4,500,594     $ 3,861,217     $ 3,733,614
                                                             ===========      ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable & accrued expenses                         $    698,256     $   607,473     $   714,855
Current portion of finance debt                                  337,657         382,579         223,141
                                                             -----------      ----------      ----------
Total current liabilities                                      1,035,913         990,052         937,996
Finance debt                                                     380,000         380,000         380,000
Other long-term liabilities                                      225,509         152,831         186,910
Postretirement health care benefits                              121,886         105,419         100,552
Shareholders' equity                                           2,737,286       2,232,915       2,128,156
                                                             -----------      ----------      ----------

Total liabilities and shareholders' equity                  $  4,500,594     $ 3,861,217     $ 3,733,614
                                                             ===========      ==========      ==========



             Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Financial Tables - page 2

                              Harley-Davidson, Inc.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                      (Unaudited)
                                                                                   Nine months ended
                                                                                   -----------------
                                                                                 Sep 28,         Sep 29,
                                                                                  2003            2002
                                                                                  ----            ----
Cash flows from operating activities:
Net income                                                                     $ 578,498       $ 429,356
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation                                                                     146,063         131,666
Non-cash expenses                                                                 60,550          45,654
Current year gain on securitizations                                             (70,831)        (43,423)
Collection of retained securitization interests                                   82,671          57,627
Contributions to pension plans                                                   (12,000)        (53,761)
Other operating cash flows                                                        17,242          13,376
Net changes in current assets and current liabilities                             60,137         140,523
                                                                                --------        --------
Net cash provided by operating activities                                        862,330         721,018

Cash flows from investing activities:
Capital expenditures                                                            (124,390)       (182,654)
Finance receivables, net                                                         (33,680)       (268,163)
Net change in marketable securities                                               63,461          (9,244)
Other, net                                                                          (206)         14,804
                                                                                --------        --------
Net cash used in investing activities                                            (94,815)       (445,257)

Cash flows from financing activities:
Net (decrease) increase in finance debt                                          (53,595)          6,090
Dividends                                                                        (34,866)        (30,706)
Purchase of common stock for treasury                                            (30,563)        (56,814)
Issuance of common stock under employee stock plans                               12,602           8,330
                                                                                --------        --------
Net cash used in financing activities                                           (106,422)        (73,100)

Net increase in cash and cash equivalents                                        661,093         202,661

Cash and cash equivalents:
At beginning of period                                                           280,928         439,438
                                                                                --------        --------
At end of period                                                               $ 942,021       $ 642,099
                                                                                ========        ========


            Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Financial Tables - page 3

                              Harley-Davidson, Inc.
                           Net Revenue and Motorcycle
                                  Shipment Data

                                                               Three Months Ended               Nine Months Ended
                                                               ------------------               -----------------
                                                             Sep 28,         Sep 29,         Sep 28,         Sep 29,
                                                              2003            2002            2003             2002
                                                              ----            ----            ----             ----
NET REVENUE (in thousands)
Harley-Davidson(R)motorcycles                               $    844,264     $   832,726     $ 2,676,196      $ 2,340,759
Buell(R)motorcycles                                               20,471          19,151          55,985           45,426
Parts & Accessories                                              207,766         199,284         571,809          499,273
General Merchandise                                               60,520          83,137         160,658          176,715
Other                                                                620           1,201           1,556            2,265
                                                             -----------      ----------      ----------       ----------
                                                            $  1,133,641     $ 1,135,499     $ 3,466,204      $ 3,064,438
                                                             ===========      ==========      ==========       ==========


HARLEY-DAVIDSON UNITS
Motorcycle shipments:
  United States                                                   54,829          54,721         173,712          158,598
  Export                                                          12,629          12,753          40,379           39,085
                                                             -----------      ----------      ----------       ----------
Total                                                             67,458          67,474         214,091          197,683
                                                             ===========      ==========      ==========       ==========

Motorcycle product mix:
  Touring                                                         21,071          18,382          60,471           52,802
  Custom                                                          29,781          31,394         101,000           93,008
  VRSC                                                             3,230           4,724          12,259           13,248
  Sportster(R)                                                    13,376          12,974          40,361           38,625
                                                             -----------      ----------      ----------       ----------
Total                                                             67,458          67,474         214,091          197,683
                                                             ===========      ==========      ==========       ==========

BUELL UNITS
Motorcycle shipments:
  Buell (excluding Blast)                                          2,393           1,933           6,553            4,368
  Buell Blast                                                         88           1,240             811            3,444
                                                             -----------      ----------      ----------       ----------
                                                                   2,481           3,173           7,364            7,812
                                                             ===========      ==========      ==========       ==========


                        Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Financial Tables - page 4

                       Year-to-date Heavyweight (651+ cc)
                    Motorcycle Retail Registrations (Units),
                          data through month indicated.

                                         2003            2002           % change
                                         ----            ----           --------
nited States
- H-D (September)                       187,392         165,968           12.9%
- Industry (August)                     357,205         341,843            4.5%

Europe
- H-D * (September)                      22,228          20,302            9.5%
- Industry (August)                     246,130         258,044           -4.6%

Japan
- H-D (September)                         8,420           7,477           12.6%
- Industry (August)                      32,511          34,637           -6.1%


Only Harley-Davidson(R) motorcycles are included in the Harley-Davidson (H-D) data.

H-D * Includes Harley-Davidson sales in all European countries.
Industry data for Europe includes sales only in Austria, Belgium, France, Germany, Italy, Netherlands, Spain, Switzerland and United Kingdom.

Data Sources: (data subject to update)
--------------------------------------
United States: Company reports, Motorcycle Industry Council,
Europe: Company reports, Giral S.A.
Japan: Company reports, Industry sources



Harley-Davidson, Inc. - 3rd Quarter 2003 Press Release Financial Tables - page 5